NEWS
For Immediate Release

For additional information contact:

Marty Schwenner
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek Announces Second Quarter Fiscal 2013 Results

Q2 Highlights

•
Net sales of $27.0 million decreased 7% over the prior year second quarter, mainly due to lower sales into mining markets and withdrawal from renewable energy markets. On a sequential basis, Q2 net sales increased nearly 8% over current year Q1 sales.

•	Q2 sales into material handling and elevator markets increased 7% and 11% respectively over the same period last year.

•
Q2 adjusted EBITDA (see attached reconciliation) totaled $3.4 million, or 12.8% of sales, compared to $4.6 million, or 16.0% of sales, for the same period last year. On a sequential basis, Q2 adjusted EBITDA increased 29% over current year Q1 adjusted EBITDA.

•	Cash balances totaled $24.9 million as of June 30, 2013.

Menomonee Falls, Wis., Aug. 13, 2013 -- Magnetek, Inc. (“Magnetek” or “the Company,” NASDAQ: MAG) today reported the results of its second quarter of fiscal year 2013, ended June 30, 2013.

Second Quarter Results

In the second quarter of fiscal 2013, Magnetek recorded revenue of $27.0 million, a 7% decrease from the second quarter of fiscal 2012. The decrease in sales from the prior year quarter reflects sales declines of products for mining markets, and the Company's decision to no longer pursue new sales opportunities in renewable energy markets. The lower sales volume, together with modestly higher operating expenses, resulted in second quarter earnings per share from continuing operations decreasing to $.36 per share compared to prior year earnings from continuing operations of $.70 per share.
“While our sales levels declined from the prior year second quarter, that was mainly due to significantly lower sales into renewable energy markets following our decision late last year to focus on our traditional served markets, combined with continuing challenging conditions in mining markets. Despite the decrease in total Company sales from last year's second quarter, we managed to grow our sales into material handling and elevator markets year-over-year. In addition, our second quarter gross margin was nearly 35% and our continuing operations remained firmly profitable, with second quarter adjusted EBITDA achievement of nearly 13% of sales,” said Peter McCormick, Magnetek's president and chief executive officer.

Gross profit amounted to $9.3 million (34.6% of sales) in the second quarter of 2013 versus $10.2 million (35.0% of sales) in the same period a year ago. The decrease in gross profit and gross margin was primarily due to lower sales volume of products with mining and renewable energy applications, partially offset by higher sales into material handling and elevator markets.
Total operating expenses, consisting of research and development, pension expense, and selling, general and administrative costs, were $7.9 million in the second quarter of 2013, compared to $7.6 million in the second quarter of fiscal 2012. Compared to the prior year, the increase in operating expenses was mainly due to higher payroll-related costs and discretionary spending.
Income from continuing operations after provision for income taxes in the second quarter of fiscal 2013 was $1.2 million, or $.36 per diluted share, compared to after-tax income from continuing operations of $2.3 million, or $.70 per diluted share, in the same period last year.
Including the results of discontinued operations, the Company recorded net income of $.35 per diluted share in the second quarter of 2013 versus net income of $.99 per diluted share in the second quarter of fiscal 2012. Fiscal 2012 second quarter results of discontinued operations included income of $1.1 million from non-cash adjustments of liabilities related to previously owned businesses.
Unrestricted cash balances decreased by $0.8 million during the second quarter of fiscal 2013 to $24.6 million at June 30, 2013, reflecting a $4.4 million contribution to the Company's defined benefit pension plan.

Operations and Outlook

Total second quarter 2013 bookings were $25.9 million, resulting in a book-to-bill ratio for the quarter of 96%. Total Company order backlog was $12.5 million at June 30, 2013, down from $13.6 million at March 31, 2013.
“Business conditions in our end markets remain mixed, and we're currently expecting slow economic growth for the remainder of 2013. Our growth rate has flattened a bit compared to last year, primarily in material handling, our largest served market. Quotation levels remain high, but as with last quarter, the mix of orders booked this year doesn't reflect as many large scale projects as we received last year. In addition, conditions in mining markets were quite challenging in the first half of 2013. We believe we have seen signs of the bottom in the coal market, but it may take another quarter or two until we see improving order levels for mining equipment. Conditions in our served elevator markets remain fairly strong, and we've seen strong year-over-year growth in sales of our wireless radio products, so again, conditions are mixed,” said Mr. McCormick. “While sales into our traditional markets aren't growing at the same rate as last year, we do expect momentum to pick up somewhat in the second half of 2013. Mid- to longer-term, we continue to believe that we have great opportunity to enhance shareholder value through a combination of steady growth in sales and profits, consistently strong cash flow generation, and a reduction in our pension obligation,” concluded Mr. McCormick.
Company management currently expects operating results for the third quarter of 2013 to decrease moderately from the results of the recently completed second quarter, mainly due to seasonal factors in served material handling markets.

Pension Update

As previously disclosed, Magnetek has an underfunded defined benefit pension plan that was frozen in 2003. Based mainly on the number of participants and decreasing interest rates over the past several years, the Company's annual pension expense and required minimum contributions to the pension plan have been significant.
The Company measures its pension annually, on the last day of its fiscal year, and adjusts the reported pension obligation per the balance sheet accordingly. In its Annual Report on Form 10-K for the fiscal year ended December 30, 2012, the Company reported that its pension obligation, as measured on that date, was approximately $102 million, estimated using a discount rate of 3.5%.
During the first six months of 2013, interest rates used to measure pension liabilities increased approximately 75 basis points. The reduction in the Company's pension obligation resulting from higher interest rates is estimated at approximately $15 million. During the same period, the Company's pension assets increased by approximately $11 million, from $128 million at the end of December 2012 to $139 million at June 30, 2013. As a result, Company management estimates that the combination of higher interest rates and better than expected returns on plan assets during the first half of 2013 have reduced the Company's pension obligation by approximately $26 million, to a total of $76 million as of June 30, 2013.

The Company contributed approximately $8 million to its pension plan during the first six months of 2013, and estimates that minimum required pension contributions will total approximately $12 million for the remainder of fiscal 2013. In addition, fiscal 2014 minimum required contributions are currently estimated at $20 million. The actual timing and amount of future pension plan contributions are dependent upon many factors, including returns on invested assets, the level of certain market interest rates, the discount rate used to determine pension obligations, voluntary contributions the Company may elect to make to the plan, and other potential regulatory actions.

Company Webcast

This morning, at 11:00 a.m. Eastern daylight time, Magnetek management will host a conference call to discuss Magnetek's second quarter 2013 results. The conference call will be carried live and individual investors can listen to the call at www.earnings.com while institutional investors can access the call at www.streetevents.com. A replay of the call will be available on the “Investor Relations” page of Magnetek's website www.magnetek.com for at least ninety days. A replay of the call also will be available through August 20, 2013, by phoning 630-652-3042 (passcode # 35254191).
Magnetek, Inc. (NASDAQ: MAG) manufactures digital power and motion control systems used in material handling, people moving and energy delivery. The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa. and Bridgeville, Pa. as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its fiscal quarter ending September 29, 2013, and its 2013 and 2014 fiscal years. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, and mining markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company's ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
The Company may, in the course of its financial presentations, earnings releases, earnings conference calls, and otherwise, publicly disclose certain numerical measures which are or may be considered "non-GAAP financial measures” under SEC Regulation G.  "GAAP" refers to generally accepted accounting principles in the United States.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company's financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  The Company's public disclosures may include non-GAAP measures such as EBITDA and adjusted EBITDA.  EBITDA represents its GAAP results adjusted to exclude interest, taxes, depreciation and amortization.  Adjusted EBITDA represents EBITDA adjusted to exclude non-cash pension and stock compensation expenses. Company management believes that adjusted EBITDA is useful to investors as it provides a measure of the Company's cash flow prior to capital investments, changes in working capital, and pension contributions. As a result, management believes investors can use this metric as a measure of the Company's ability to fund its growth initiatives and its pension obligations.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended		Six months ended
	(Unaudited)		(Unaudited)
	(13 weeks)	(13 weeks)	(26 weeks)	(26 weeks)
	June 30,	July 1,	June 30,	July 1,
Results of Operations:	2013	2012	2013	2012
Net sales	$27,006	$29,001	$52,065	$57,726
Cost of sales	17,663	18,846	34,580	36,930
Gross profit	9,343	10,155	17,485	20,796
Operating expenses:
Research and development	781	955	1,707	1,945
Pension expense	1,560	1,675	3,120	3,350
Selling, general and administrative	5,529	4,985	10,379	10,510
Total operating expenses	7,870	7,615	15,206	15,805
Income from continuing operations before
provision for income taxes	1,473	2,540	2,279	4,991
Provision for income taxes	280	267	541	543
Income from continuing operations	1,193	2,273	1,738	4,448
Income (loss) from discontinued operations	(28)	946	(101)	5,652
Net income	$1,165	$3,219	$1,637	$10,100

Earnings per common share - basic:
Income from continuing operations	$0.37	$0.72	$0.54	$1.41
Income (loss) from discontinued operations	$(0.01)	$0.30	$(0.03)	$1.79
Net income per common share	$0.36	$1.02	$0.51	$3.20

Earnings per common share - diluted:
Income from continuing operations	$0.36	$0.70	$0.53	$1.37
Income (loss) from discontinued operations	$(0.01)	$0.29	$(0.03)	$1.74
Net income per common share	$0.35	$0.99	$0.50	$3.11

Weighted average shares outstanding:
Basic	3,221	3,168	3,217	3,165
Diluted	3,323	3,265	3,307	3,251

Reconciliation of Non-GAAP Financial Measures:
The following table reconciles operating income, the most directly comparable GAAP measure, to adjusted operating income and adjusted EBITDA, non-GAAP financial measures:

	Three months ended		Six months ended
	(Unaudited)		(Unaudited)
	June 30,	July 1,	June 30,	July 1,
	2013	2012	2013	2012
Operating income (GAAP)	$1,473	$2,540	$2,279	$4,991
As a percent of sales	5.5%	8.8%	4.4%	8.6%
Add: pension expense	1,560	1,675	3,120	3,350
Adjusted operating income (non-GAAP)	$3,033	$4,215	$5,399	$8,341
As a percent of sales	11.2%	14.5%	10.4%	14.4%
Add: depreciation and amortization	189	231	377	460
Add: stock compensation expense	187	189	306	399
Adjusted EBITDA (non-GAAP)	$3,409	$4,635	$6,082	$9,200
As a percent of sales	12.6%	16.0%	11.7%	15.9%

	Three months ended		Six months ended
	(Unaudited)		(Unaudited)
	June 30,	July 1,	June 30,	July 1,
Other Data:	2013	2012	2013	2012
Depreciation expense	$175	$217	$350	$433
Amortization expense	14	14	27	27
Capital expenditures	51	138	193	614

Magnetek, Inc.
Consolidated Balance Sheet
(in thousands )

	June 30,	December 30,
	2013	2012
	(Unaudited)
Cash	$24,641	$28,706
Restricted cash	262	262
Accounts receivable	16,018	15,833
Inventories	14,037	14,868
Prepaid and other current assets	461	710
Total current assets	55,419	60,379

Property, plant & equipment, net	2,693	2,855
Goodwill	30,441	30,485
Other assets	4,889	5,096

Total assets	$93,442	$98,815

Accounts payable	$11,026	$11,954
Accrued liabilities	4,664	6,097
Total current liabilities	15,690	18,051

Pension benefit obligations, net	92,855	102,340
Other long-term obligations	1,020	1,095
Deferred income taxes	8,665	8,204
Total liabilities	118,230	129,690

Common stock	32	32
Paid in capital in excess of par value	142,169	141,725
Retained earnings	15,593	13,956
Accumulated other comprehensive loss	(182,582)	(186,588)
Total stockholders' deficit	(24,788)	(30,875)

Total liabilities and stockholders' deficit	$93,442	$98,815